Exhibit 10.2
FIFTH AMENDMENT TO LEASE
THIS FIFTH AMENDMENT TO LEASE (this "Fifth Amendment") is made as of September 15, 2014, by and between ARE-SAN FRANCISCO NO. 17, LLC, a Delaware limited liability company ("Landlord"), and FLUIDIGM CORPORATION, a Delaware corporation ("Tenant").
RECITALS
A.    Landlord and Tenant are now parties to that certain Lease Agreement dated as of September 14, 2010, as amended by that certain First Amendment to Lease dated as of September 22, 2010, as further amended by that certain letter agreement dated August 2, 2012, as further amended by that certain Second Amendment to Lease dated as of April 9, 2013 (“Second Amendment”), as further amended by that certain Third Amendment to Lease dated as of June 25, 2013, and as further amended by that certain Fourth Amendment to Lease dated as of June 4, 2014 (as amended, the "Lease"). Pursuant to the Lease, Tenant leases certain premises consisting of approximately 61,793 rentable square feet ("Current Premises") in a building located at 7000 Shoreline Court, South San Francisco, California. The Current Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.
B.    Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, expand the size of the Current Premises by adding approximately 8,903 rentable square feet of space on the first floor of the Building, as set forth on Exhibit A attached to this Fifth Amendment (collectively, the “Third Expansion Premises”).
NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.
Third Expansion Premises. In addition to the Current Premises, commencing on the Third Expansion Premises Commencement Date (as defined below), Landlord leases to Tenant, and Tenant leases from Landlord, the Third Expansion Premises.

2.
Delivery. Landlord shall deliver (“Delivery” or “Deliver”) the Third Expansion Premises to Tenant on the date that is 1 business day after the mutual execution and delivery of this Fifth Amendment by the parties. The “Third Expansion Premises Commencement Date” shall be the date Landlord Delivers the Third Expansion Premises to Tenant. The “Third Expansion Premises Rent Commencement Date” shall be October 1, 2014. Upon request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Third Expansion Premises Commencement Date in substantially the form of the “Acknowledgement of Commencement Date” attached to the Second Amendment as Exhibit B; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder.

For the period of 60 consecutive days after the Third Expansion Premises Commencement Date, Landlord shall, at its sole cost and expense (which shall not constitute an Operating Expense), be responsible for any repairs that are required to be made to the Building Systems serving the Third Expansion Premises, unless Tenant or any Tenant Party was responsible for the cause of such repair, in which case Tenant shall pay the cost.

Within five (5) business days following the Third Expansion Premises Commencement Date, Tenant shall notify Landlord in writing (“Furniture Removal Notice”) of the items of furniture present in the Third Expansion Premises that Tenant does not want to use (“Landlord’s Furniture”). Landlord shall cause such item(s) of Landlord’s Furniture identified in the Furniture Removal Notice to be removed within five (5) business days after receipt of such notice. The cost of the removal of such item(s) of Landlord’s Furniture shall be the responsibility of Landlord. Any furniture located in the Third Expansion Premises on the Third Expansion Premises Commencement Date not identified for removal in the Furniture Removal Notice (“Existing Furniture”) shall become the property of Tenant as of the date the Furniture Removal Notice is provided to Landlord.

Except as set forth in the Lease or this Fifth Amendment: (i) Tenant shall accept the Third Expansion Premises and the Existing Furniture in their condition as of the Third Expansion Premises Commencement Date, subject to all applicable Legal Requirements; (ii) Landlord shall have no obligation for any defects in the Third Expansion Premises or the Existing Furniture; and (iii) Tenant’s taking possession of the Third Expansion Premises and the Existing Furniture shall be conclusive evidence that Tenant accepts the Third Expansion Premises and the Existing Furniture, and that the Third Expansion Premises and the Existing Furniture were in good condition at the time possession was taken.
Tenant agrees and acknowledges that, except as otherwise expressly set forth in this Fifth Amendment or in the Lease, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Third Expansion Premises or the Existing Furniture, and/or the suitability of the Third Expansion Premises or Existing Furniture for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Third Expansion Premises or the Existing Furniture are suitable for the Permitted Use.

3.	Definition of Premises. Commencing on the Third Expansion Premises Commencement Date, the defined term "Premises" on Page 1 of the Lease is deleted in its entirety and replaced with the following:

"Premises: That portion of the Project, containing approximately 70,696 rentable square feet (“RSF”), consisting of (i) approximately 29,228 rentable square feet (the "Original Premises"), (ii) approximately 19,177 rentable square feet (“Expansion Premises”), (iii) approximately 13,388 rentable square feet (“Second Expansion Premises”), and (iv) approximately 8,903 rentable square feet (“Third Expansion Premises”), all as determined by Landlord, as shown on Exhibit A."
As of the Third Expansion Premises Commencement Date, Exhibit A to the Lease is amended to include Exhibit A attached to this Fifth Amendment.

4.	Base Rent.

a.Current Premises. Tenant shall continue to pay Base Rent for the Current Premises as provided for in the Lease through April 30, 2020.

b.Third Expansion Premises. Commencing on the Third Expansion Premises Rent Commencement Date, Base Rent for the Third Expansion Premises shall be equal to $2.70 per rentable square foot of the Third Expansion Premises per month. Base Rent payable with respect to the Third Expansion Premises shall be increased, commencing on May 1, 2016, on each subsequent Adjustment Date (as defined in the Second Amendment) during the Base Term by multiplying the Base Rent payable with respect to the Third Expansion Premises immediately before such Expansion Premises Adjustment Date by 3% and adding the resulting amount to the Base Rent payable with respect to the Third Expansion Premises immediately before such Adjustment Date.

5.
Tenant’s Share of Operating Expenses. Tenant shall continue to pay Operating Expenses as provided for in the Lease through the TEP OPEX Adjustment Date (as defined below). Commencing on the earlier of the (i) date that Tenant commences business operations in all of the Third Expansion Premises, or (ii) the Third Expansion Premises Rent Commencement Date (either, the “TEP OPEX Adjustment Date”),Tenant’s Share of Operating Expenses payable by Tenant under the Lease shall be increased by 6.53% and Tenant shall commence paying Operating Expenses with respect to the Third Expansion Premises, and commencing on May 1, 2015, the total Tenant’s Share of Operating

Expenses which shall be payable by Tenant under the Lease shall be equal to 51.83%. Notwithstanding anything to the contrary contained herein, if Tenant commences business operations in a portion (but not all) of the Third Expansion Premises prior to the Third Expansion Premises Rent Commencement Date, Tenant shall be required to pay Operating Expenses on a pro rata basis with respect to the actual rentable square footage of the Third Expansion Premises in which Tenant is conducting business operations, as determined by DGA.

Commencing on May 1, 2015, Tenant’s Share of each earthquake deductible or occurrence of uninsured earthquake damage affecting the Premises shall not exceed $7.50 per rentable square of the Premises (including the Third Expansion Premises) (the “Current Cap”). On June 1, 2015, and on the first day of each month thereafter through April 30, 2020, the Current Cap shall be reduced by $0.125 per rentable square foot of the Premises (including the Third Expansion Premises). Following earthquake damage to the Project during the period between April 1, 2015, and April 30, 2020, Tenant shall pay Tenant’s Share of any such deductible or uninsured damage in equal monthly installments amortized over the balance of the Base Term. For the avoidance of doubt, the existing caps of insurance deductibles and uninsured earthquake damage set forth in the third full paragraph of Section 5 of the Lease shall apply through April 30, 2015, and the caps provided for in this paragraph shall apply from May 1, 2015, through April 30, 2020, and shall thereafter be of no further force or effect.

6.
Third Expansion Premises TI Allowance. Landlord shall make available to Tenant a tenant improvement allowance of up to $178,060 (the "Third Expansion Premises TI Allowance") for the design and construction of fixed and permanent improvements desired by and performed by Tenant in any portion of the Premises (the "Additional Tenant Improvements"). The scope of work for the Additional Tenant Improvements attached hereto as Schedule 1 has been approved by Landlord and Tenant. Except as otherwise provided in this Section 6, the Third Expansion Premises TI Allowance shall be available only for the design and construction of Additional Tenant Improvements. Tenant acknowledges that upon the expiration of the Term of the Lease, the Additional Tenant Improvements shall become the property of Landlord and may not be removed by Tenant. Except for the Third Expansion Premises TI Allowance, Tenant shall be solely responsible for all of the costs of the Additional Tenant Improvements; provided, however, Landlord shall be responsible, as an Operating Expense (subject to the terms of Section 5 of the Lease), for performing any code upgrades related to accessibility outside the Premises that are triggered by Tenant’s performance of the Additional Tenant Improvements. The Additional Tenant Improvements shall be treated as Alterations and shall be undertaken pursuant to Section 12 of the Lease. In connection with the Additional Tenant Improvements, Tenant shall pay to Landlord a construction management fee equal to 1% of the hard costs incurred in connection with the Additional Tenant Improvements. The contractor for the Additional Tenant Improvements shall be selected by Tenant, subject to Landlord's approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord hereby approves of DGA as Tenant’s architect for the Additional Tenant Improvements and Landmark Builders as Tenant’s general contractor for the Additional Tenant Improvements. Prior to the commencement of the Additional Tenant Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors, and certificates of insurance from any contractor performing any part of the Additional Tenant Improvements evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers' compensation insurance. Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above.

During the course of design and construction of the Additional Tenant Improvements, Landlord shall reimburse Tenant for the cost of the Additional Tenant Improvements once a month against a draw request in Landlord's standard form, containing evidence of payment of the applicable costs and such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month's progress payments), inspection reports and other matters as Landlord customarily and reasonably obtains, to the extent of Landlord's approval thereof for payment, no later than 30 days following receipt of such draw request. Upon completion of the

Additional Tenant Improvements (and prior to any final disbursement of the Third Expansion Premises TI Allowance) Tenant shall deliver to Landlord the following items: (i) sworn statements setting forth the names of all contractors and subcontractors who did work on the Additional Tenant Improvements and final lien waivers from all such contractors and subcontractors; and (ii) "as built" plans for the Additional Tenant Improvements. Notwithstanding the foregoing, if the cost of the Additional Tenant Improvements exceeds the Third Expansion Premises TI Allowance, Tenant shall be required to pay such excess in full prior to Landlord having any obligation to fund any remaining portion of the Third Expansion Premises TI Allowance. The Third Expansion Premises TI Allowance shall only be available for use by Tenant for the construction of the Additional Tenant Improvements until the date that is 18 months after the Third Expansion Premises Commencement Date (the “Outside Third TI Allowance Date”). Any portion of the Third Expansion Premises TI Allowance which has not been properly requested by Tenant from Landlord on or before the Outside Third TI Allowance Date shall be forfeited and shall not be available for use by Tenant.

7.
Base Term. The Base Term of the Lease with respect to the Third Expansion Premises shall expire on April 30, 2020, concurrently with the expiration of the Base Term of the Lease with respect to the Current Premises.

8.
Removal of Tenant Improvements. Tenant shall not be required to remove any of the Tenant Improvements existing in the Current Premises as of the date of this Fifth Amendment or any Tenant Improvements constructed in the Premises pursuant to Section 6 of this Fifth Amendment at the expiration or earlier termination of the Term nor shall Tenant have the right to remove any such Tenant Improvements at any time.

9.
Extension Right. For the avoidance of doubt, Tenant’s Extension Right pursuant to Section 39 of the Lease (as amended by the Second Amendment) shall apply to both the Current Premises and the Third Expansion Premises and, if exercised by Tenant pursuant to the terms of Section 39, must be exercised with respect to the entire Premises.

10.
Right of First Refusal. Notwithstanding anything to the contrary contained in the Lease, (i) the ROFR Expiration Date (as defined in the Third Amendment) is hereby extended from April 1, 2016, through April 15, 2017, and (ii) the definition of “ROFR Space” in Section 1(a) of the Third Amendment is hereby deleted in its entirety and replaced with the following: “any space in the Building which is not occupied by a tenant or which is occupied by an existing tenant whose lease is expiring within 9 months or less and Landlord’s direct tenant for such space does not wish to renew (whether or not such tenant has a right to renew) its own occupancy of such space.” References to tenant in the preceding sentence include any such tenant’s successors or assigns.

11.
Environmental. Notwithstanding anything to the contrary contained in Section 28 or Section 30 of the original Lease, Tenant shall not be responsible for or have any liability to Landlord, and the indemnification and hold harmless obligation set forth in Section 30(a) of the original Lease shall not apply to Hazardous Materials in the Third Expansion Premises, which Hazardous Materials Tenant proves to Landlord’s reasonable satisfaction (i) existed prior to the Third Expansion Premises Commencement Date, (ii) originated from any separately demised tenant space within the Project other than the Premises, (iii) were not brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Project by Tenant or any Tenant Party, or (iv) migrated from outside the Third Expansion Premises into the Third Expansion Premises, unless in each case, to the extent the presence of such Hazardous Materials (x) is the result of a breach by Tenant of any of its obligations under the Lease, or (y) was caused, contributed to or exacerbated by Tenant or any Tenant Party.

12.
Disclosure. For purposes of Section 1938 of the California Civil Code, as of the date of this First Amendment, Tenant acknowledges having been advised by Landlord that the Project has not been inspected by a certified access specialist.

13.
Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker"), other than Cresa Palo Alto and Jones Lang LaSalle, in connection with the transaction reflected in this Fifth Amendment. Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker, other than the brokers named in this Fifth Amendment, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.

14.	Miscellaneous.

a.This Fifth Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Fifth Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.This Fifth Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective successors and assigns.

c.This Fifth Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Fifth Amendment attached thereto.

d.Except as amended and/or modified by this Fifth Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Fifth Amendment. In the event of any conflict between the provisions of this Fifth Amendment and the provisions of the Lease, the provisions of this Fifth Amendment shall prevail. Whether or not specifically amended by this Fifth Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Fifth Amendment.

[Signatures are on the next page]

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amendment as of the day and year first above written.

LANDLORD:	ARE-SAN FRANCISCO NO. 17, LLC, a Delaware limited liability company
	By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, managing member
		By:	ARE-QRS CORP., a Maryland corporation, general partner
			By:	/s/ Eric S. Johnson
Eric S. Johnson
			Its:	Vice President, Real Estate Legal Affairs

TENANT:	FLUIDIGM CORPORATION, a Delaware corporation
	By:	/s/ Vikram Jog
Vikram Jog
	Its:	Chief Financial Officer

EXHIBIT A

Third Expansion Premises